UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report: October 5, 2007 (Date of earliest event reported)
DigitalTown, Inc. (Exact name of registrant as specified in its charter)

MN (State or other jurisdiction of incorporation)	000-27225 (Commission File Number)	411427445 (IRS Employer Identification Number)

11974 Portland Ave, Burnsville (Address of principal executive offices)		55337 (Zip Code)
952-890-2362 (Registrant's telephone number, including area code)

BDC Capital, Inc. (Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 5, 2007, the Company appointed Mr. Paul R. Gramstad to the position of Chief Financial Officer. Mr. Gramstad has provided accounting support and been responsible for DigitalTown's financial reporting for the past seven months as a consultant. Prior to becoming a business consultant, Paul was the Chief Financial Officer for Innovative Financial Services, the Controller for Gift Certificate Center, the Accounting Manager for CONUS Communications and held several staff level accounting positions. Paul is a Certified Public Accountant. There are no other transactions or relationships which would be required to be reported hereunder.

Section 8 - Other Events

Item 8.01 Other Events

On October 1, 2007, the Company appointed Mr. J. P. Doffing as its Chief Technology Officer. He will assume responsibility for the initial system design and architecture of a platform that will launch thousands of local online communities.

Mr. Doffing, 35, will continue to serve as the Chief Executive Officer of Mindframe, Inc., a prominent Minneapolis web development company offering a complete array of systems solutions for leading companies. Mindframe has been assisting DigitalTown in a development capacity since June.

Mr. Doffing has more than 20 years' experience as a software developer and 13 years as an entrepreneur and business leader. He founded Doffing Enterprises in 1992, and in 1996 it merged with mind.frame.com. Its clients have included Funco, Inc., Life Time Fitness and Imation, among many others. Doffing graduated Magna Cum Laude from the University of St. Thomas with a major in quantitative methods and computer science in 1994 and also holds a master of software engineering degree.

SIGNATURES

Dated: October 12, 2007	DIGITALTOWN, INC By: /s/ Richard Pomije Richard. Pomije, CEO